Exhibit 99.1

Semtech Completes Divestiture of Defense & Microwave Business

CAMARILLO, Calif.--(BUSINESS WIRE)--April 14, 2015--Semtech Corporation (Nasdaq: SMTC), a leading supplier of analog and mixed-signal semiconductors, today announced it has completed the previously announced divestiture of its defense and microwave communications infrastructure business to Jariet Technologies, Inc.

On March 4, 2015, during its fourth quarter and fiscal year 2015 earnings call, Semtech advised that it would be divesting or shutting down its defense and microwave communications infrastructure business, including its defense module business, due to concerns about time to revenue in the business. The defense and microwave business was a part of the Sierra Monolithics, Inc. acquisition completed in 2009.

Effective April 10, 2015, Semtech divested the business to newly-formed Jariet Technologies in exchange for a minority equity interest in that company.

Along with the divestiture, Semtech also announced that Charles Harper, Senior Vice President and Chief Strategy Officer of Semtech, resigned on April 10, 2015 to become Chief Executive Officer of Jariet Technologies.

About Semtech

Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors for high-end consumer, enterprise computing, communications and industrial equipment. Products are designed to benefit the engineering community as well as the global community. The Company is dedicated to reducing the impact it, and its products, have on the environment. Internal green programs seek to reduce waste through material and manufacturing control, use of green technology and designing for resource reduction. Publicly traded since 1967, Semtech is listed on the NASDAQ Global Select Market under the symbol SMTC. For more information, visit http://www.semtech.com.

Semtech and the Semtech logo are registered marks of Semtech Corporation.

CONTACT:
Semtech Corporation
Sandy Harrison
(805) 480-2004
webir@semtech.com